EXHIBIT 99.1

CB Financial Services, Inc. Announces First Quarter 2019 Financial Results

WASHINGTON, Pa., April 30, 2019 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQGM: CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc., a wholly-owned insurance subsidiary of the Bank, today announced first quarter 2019 financial results.

First Quarter 2019 Highlights

  Net income for the three months ended March 31, 2019 was $2.9 million, compared to $1.4 million for the three months ended March 31, 2018, an increase of $1.5 million, or 115.1%.

  Return on Average Assets (“ROA”) for the three months ended March 31, 2019, was 0.93%, (annualized) an increase of 34 basis points, as compared to 0.59%, (annualized) for the three months ended March 31, 2018. Return on Average Equity (“ROE”) for the three months ended March 31, 2019, was 8.53%, (annualized) an increase of 260 basis points, as compared to 5.93%, (annualized) for the three months ended March 31, 2018.

  Provision for loan losses decreased $1.5 million, to $25,000 for the three months ended March 31, 2019, compared to $1.5 million for the three months ended March 31, 2018.

  Net interest income for the first quarter increased $2.8 million, to $10.4 million as compared to $7.6 million for the first quarter of 2018. This is due to overall total loan growth of $129.1 million since the end of the first quarter of 2018, of which $95.5 million was attributed to acquired loans as a result of the First West Virginia Bancorp and Progressive Bank, National Association merger (“FWVB merger”) on April 30, 2018. In addition, investment securities acquired in the FWVB merger contributed to the increase in net interest income.

  Total deposits increased $18.8 million during the three months ended March 31, 2019. The increase was mainly due to demand and savings deposits. The annualized deposit growth rate for the three months ended March 31, 2019 was 7.0%.

  Noninterest income increased $229,000 for the three months ended March 31, 2019, as compared to the three months ended March 31, 2018. This was mainly attributed to increased insurance commissions and contingency income due to the Exchange Underwriters, Inc. acquisition of the customer list of Beynon Insurance (“Beynon”) as of August 1, 2018 and increased service fees on deposits accounts acquired as a result of the FWVB merger.

FWVB Merger

The quarterly results were primarily impacted by the FWVB merger that closed in the second quarter of 2018. The merger brought approximately $281.6 million in low-cost deposits, $95.5 million in loans and eight branch locations in the Upper Ohio Valley and Buckhannon, WV regions. In addition, we have added branch and back office personnel to accommodate the increased customer traffic and transaction volumes due to the FWVB merger. Noninterest expense increased $2.4 million for the three months ended March 31, 2019, to $9.1 million as compared to $6.7 million for the three months ended March 31, 2018.

Net income for the three months ended March 31, 2019 was $2.9 million, compared to $1.4 million for the three months ended March 31, 2018. The three months ended March 31, 2018, were affected by an increase of $1.2 million in provision for loan losses as a result of loan growth and by resolutions of commercial and industrial impaired loans. This was partially offset by a one-time gain relating to proceeds of $421,000 from a bank-owned life insurance (“BOLI”) policy. As a result, net income for the three months ended March 31, 2018, was negatively impacted by approximately $467,000. Minus the aforementioned items, net income would have been approximately $1.8 million for the three months ended March 31, 2018. Basic and diluted earnings per share (“EPS”) increased $0.21, or 63.6% per share for the three months ended March 31, 2019 to $0.54, compared to $0.33 per share for the three months ended March 31, 2018. Excluding various one-time items and merger expenses, basic and diluted EPS would have been reported at $0.44 per share, an increase of $0.11 per share for the three months ended March 31, 2018.

“We are pleased to report on our first quarter financial performance for 2019.  The first quarter recognized robust earnings of $2.9 million in net income. This is a direct result of the Company’s prior year expansion into the Ohio Valley with the FWVB merger and the Exchange Underwriters acquisition of the Beynon Insurance customer list,” said Patrick G. O’Brien, President and Chief Executive Officer. “While our loan portfolio experienced slight net runoff, the Company has continued to grow through annualized deposit growth of 7.0% and insurance commissions growth of approximately 23.6% during the first quarter. We have continued to achieve success in expanding our market share and brand awareness in the tri-state region by implementing multiple marketing strategies. In addition, the recognized benefits of the FWVB and Beynon mergers allowed our Board of Directors to return additional value to our shareholders by increasing our quarterly dividend to $0.24 per share.”

STATEMENT OF INCOME REVIEW

First Quarter Results

Net Interest Income.  Net interest income increased $2.8 million, or 37.1%, to $10.4 million for the three months ended March 31, 2019 compared to $7.6 million for the three months ended March 31, 2018.

Interest and dividend income increased $3.6 million, or 41.2%, to $12.3 million for the three months ended March 31, 2019 compared to $8.7 million for the three months ended March 31, 2018. Interest income on loans increased $2.5 million for the three months ended March 31, 2019, compared to the three months ended March 31, 2018. Average net loans increased by $147.6 million for the three months ended March 31, 2019, compared to the three months ended March 31, 2018. This was primarily due to the FWVB merger and organic loan growth. The FWVB merger not only affected the average loan balance, it also contributed to an increase of 41 basis points in loan yield. The credit mark recorded for the acquired loans in the FWVB merger was approximately $1.3 million. The impact of the accretion from both the FWVB and FedFirst Financial Corporation (“FFCO”) acquired loan portfolios for the three months ended March 31, 2019 was an increase of $60,000, or 3 basis points in loan yield, compared to $66,000, or 4 basis points increase, for the three months ended March 31, 2018. The impact of credit mark accretion for the three months ended March 31, 2019 and March 31, 2018, was mainly due to monthly loan runoff for both acquired loan portfolios. The remaining credit mark balance for both acquired loan portfolios was $1.8 million as of March 31, 2019. Interest income on taxable securities increased $830,000, mainly due to an increase of $99.0 million in the average balance and 72 basis points in yield in the current period. This is a result of the FWVB merger and security purchases with higher prevailing yields. Other interest and dividend income increased $144,000, to $204,000 for the three months ended March 31, 2019, compared to $60,000 for the three months ended March 31, 2018. This was a result of increased interest earned on correspondent deposit banks and FHLB dividends in the current period. Interest income on federal funds sold increased $108,000, mainly due to an increase of $19.1 million in the average balance of other interest-earning assets held at the Federal Reserve, comprised mainly of interest-bearing cash and the three quarterly interest rate hikes of 25 basis points each by the Federal Reserve Board (“FRB”) since the three months ended March 31, 2018. Interest income on securities exempt from federal income tax increased by $45,000 in the current period. This was mainly due to the FWVB merger that generated an increase in yield of 45 basis points.

Interest expense increased $763,000, or 69.4%, to $1.9 million for the three months ended March 31, 2019 compared to $1.1 million for the three months ended March 31, 2018. Interest expense on deposits increased $931,000, due to an increase in average interest-bearing deposits of $257.8 million, primarily due to increases in deposits as a result of the FWVB merger. The average cost of interest-bearing deposits increased 28 basis points. This was primarily related to previously mentioned interest rate hikes by the FRB. Interest expense on short-term borrowings decreased by $151,000, or 146 basis points, due to a decrease of $42.4 million in the average balance of FHLB overnight borrowings, partially offset by an increase of $9.1 million in the average balance of securities sold under agreements to repurchase. Interest expense on other borrowed funds decreased $16,000 primarily due to a decrease in the average balance of FHLB long-term borrowings of $4.2 million during the current quarter. This is a result of maturing FHLB long-term borrowings being retired.

Provision for Loan Losses.  The provision for loan losses was $25,000 for the three months ended March 31, 2019, compared to $1.5 million for the three months ended March 31, 2018. Net charge-offs for the three months ended March 31, 2019 were $172,000, which included net-charge-offs of $133,000 on automobile loans and $23,000 on student loans, compared to $1.4 million of net charge-offs for the three months ended March 31, 2018, which included $122,000 of net charge-offs on automobile loans. The decrease in net charge-offs during the current period was mainly attributed to prior period loan charge-offs of $496,000, $443,000 and $238,000 for three commercial and industrial relationships and $27,000 for residential mortgage loans. The student loan charge-offs are now being recognized by the Bank due to the ReliaMax Surety student loan insurance company’s insolvency in 2018. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses. The decrease in the quarterly provision was primarily due to reduced charge-offs, loan paydowns and loan payoffs of impaired loan relationships in the current period. In addition, stability of the credit matrix factors in the current period had a positive impact on the qualitative factors within the allowance calculation.

Noninterest Income.  Noninterest income increased $229,000, or 11.0%, to $2.3 million for the three months ended March 31, 2019 compared to $2.1 million for the three months ended March 31, 2018. Insurance commissions from Exchange Underwriters increased $220,000, due to increased direct bill and property and casualty commercial lines commissions and fees income of $351,000, as a result of the Beynon customer list acquisition and increased contingency fees of $116,000 received, partially offset by a decrease due to the revenue recognition accounting standard adopted in the first quarter of 2018. The revenue recognition standard delayed $251,000 of received commissions and fees for the three months ended March 31, 2019, as compared to $5,000 for the three months ended March 31, 2018. These commissions and fees will be recognized into income in subsequent periods as the revenue is earned in accordance with the revenue recognition accounting standard. Contingency fees are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. Service fees on deposit accounts increased $162,000 due to increased volume in ATM and check card fees as a result of the FWVB merger. There was an increase in the net gains on sales of residential mortgage loans of $84,000. The increase in gains was primarily due to an increase in the number of loans originated and subsequently sold to the FHLB as part of the Mortgage Partnership Finance® (“MPF®”) program and stability in mortgage rates. The MPF® program enables member financial institutions to offer competitive interest rates for fixed-rate mortgage loans without assuming any of the interest rate risk associated with a long-term asset. The fair value of equity securities increased $45,000 due to the prior year first quarter adoption of Accounting Standard Update (“ASU”) 2016-01, Financial Instruments – Overall (Subtopic 825-10), which requires equity investments (except those accounted for under the equity method or that are consolidated) to be measured at fair value with changes in fair value recognized in net income. As required, the $20,000 gain on equity securities for the three months ended March 31, 2019, compared to a $25,000 loss on equity securities for the three months ended March 31, 2018, was recognized due to current market conditions. Other noninterest income increased $37,000 due to decreased amortization of mortgage servicing rights on sold mortgages. Income on BOLI increased by $24,000 due to the BOLI policies acquired in the FWVB merger. The decrease of $275,000 in other commissions was primarily due to the prior year first quarter recognition of insurance proceeds from a claim on a BOLI policy. There was a decrease of $60,000 in net gains on sales of investments due to investments sold at a loss of $60,000 for the three months ended March 31, 2019. The recognized losses were by design to mitigate deteriorating investments-credit risk and to reinvest in higher yielding, longer-term investments.

Noninterest Expense.  Noninterest expense increased $2.4 million, or 36.2%, to $9.1 million for the three months ended March 31, 2019, compared to $6.7 million for the three months ended March 31, 2018. Salaries and employee benefits increased $1.2 million primarily due to the addition of FWVB-retained employee salaries, salary increases related to personnel, and health care and retirement benefits expenses mostly related to the FWVB merger. Amortization of Core Deposit Intangible (“CDI”) increased $351,000, due to the amortization of CDI recorded for the FWVB merger. Equipment expense increased $206,000, primarily due to data processing, equipment maintenance contracts, and depreciation expense related to the eight additional branch locations from the FWVB merger. Occupancy expense increased $189,000, primarily due to increases in property contracted services, depreciation, utilities and real estate taxes due to the FWVB merger. Other noninterest expense increased $142,000, primarily due to director fees, amortization of the Beynon customer list for Exchange Underwriters, telephone, other losses, meals and entertainment, and postage. These increases were partially offset by decreases in other restricted stock awards expense, repossession expenses, dues and memberships, and office supplies. Contracted services increased $133,000 mainly as a result of the eight additional branch locations acquired in the FWVB merger. Other real estate owned expense decreased $70,000 in the three months ended March 31, 2019, due to $38,000 of income for the leasing of mineral rights and $33,000 gain on the sale of the acquired other real estate owned property from the FWVB merger. PA shares tax increased $69,000 due to the increase in equity based on the FWVB merger. Bankcard processing increased $68,000 mainly due to the increased number of ATM transactions as a result of the FWVB merger. The Federal Deposit Insurance Corporation (“FDIC”) assessment expense increased $52,000 due to the average asset growth related to the FWVB merger and an assessment factor increase by the FDIC in the computation of the insurance assessment. Legal and professional fees increased $41,000 mainly due to external audit related fees. Advertising increased $17,000 due to marketing initiatives that are being utilized to enhance the Company’s brand and exposure in the market area. This was partially offset by a decrease of $24,000 due to prior year quarter merger expenses related to merger planning software and employee travel to the then pending FWVB merger.

Income Tax Expense.  Income taxes increased $551,000 to $718,000 for the three months ended March 31, 2019, compared to $167,000 for the three months ended March 31, 2018. The effective tax rate for the three months ended March 31, 2019 was 19.7% compared to 10.9% for the three months ended March 31, 2018. The increase in income taxes was due to an increase of $2.1 million in pre-tax income. The increase in the current quarter effective tax rate is due to the prior period federal tax-exempt income recognized on the proceeds from a claim on a BOLI policy. Excluding one-time bank-owned insurance proceeds of $421,000, the effective income tax rate was approximately 16.7% for the three months ended March 31, 2018.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets increased $21.3 million, or 1.7%, to remain at approximately $1.3 billion for March 31, 2019 and December 31, 2018.

Cash and due from banks increased $23.0 million, or 43.1%, to $76.3 million at March 31, 2019, compared to $53.4 million at December 31, 2018. This is primarily the result of deposit growth.

Investment securities classified as available-for-sale decreased $736,000, or 0.3%, to $224.7 million at March 31, 2019, compared to $225.4 million at December 31, 2018. This decrease was primarily the result of security calls and paydowns in the current quarter of approximately $3.8 million, mainly offset by an increase in the unrealized gain on securities of approximately $3.0 million. The increase in unrealized gain on securities is mainly due to the market and interest rate decreases.

Loans, net, decreased $3.9 million, or 0.4%, to $899.4 million at March 31, 2019, compared to $903.3 million at December 31, 2018. Net loan paydowns and net loan prepayments of $23.4 million for commercial and industrial loans, $3.5 million for consumer loans and $3.9 million of sold residential mortgage loans to the FHLB MPF program, offset net loan originations of $11.1 million in construction loans, $10.2 million in commercial real estate loans, $4.9 million in residential mortgage loans, and $423,000 in other loans.

Premises and equipment, net, decreased $356,000, or 1.5%, to $23.1 million at March 31, 2019, compared to $23.4 million at December 31, 2018. This is due to $276,000 of depreciation and $25,000 of purchase accounting adjustments recognized on fixed assets in the current quarter.

Liabilities.  Total liabilities increased $17.2 million, or 1.5%, to $1.2 billion at March 31, 2019 compared to $1.1 billion at December 31, 2018.

Total deposits increased $18.8 million, or 1.7%, to remain constant at $1.1 billion at March 31, 2019 and December 31, 2018. There were increases of $20.9 million in demand deposits, $8.3 million in savings accounts, $3.3 million in time deposits and $796,000 in brokered deposits, partially offset by decreases of $8.9 million in money market accounts and $5.6 million in NOW accounts. The legacy Bank deposit portfolio had approximately $12.6 million increase in deposits in the current quarter. The acquired FWVB merger deposit portfolio increased $6.2 million in the current quarter. The Bank has been selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships.

Short-term borrowings decreased $290,000, or 0.9%, to $30.7 million at March 31, 2019 compared to $31.0 million at December 31, 2018. At March 31, 2019 and December 31, 2018, short-term borrowings were comprised entirely of securities sold under agreements to repurchase. Approximately $20.0 million of securities sold under agreements to repurchase were assumed in the FWVB merger.  The decrease in short-term borrowings is related to available cash reserves that exceeded loan originations and a decrease in business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. Other borrowed funds decreased by $3.0 million due to a $3.0 million maturing FHLB long-term borrowing that was retired in the current period. As a result of current period activity, the weighted average interest rate on long-term borrowings increased by 9 basis points to 2.08%.

Stockholders’ Equity.  Stockholders’ equity increased $4.1 million, or 3.0%, to $141.7 million at March 31, 2019, compared to $137.6 million at December 31, 2018. Net income was $2.9 million for the three months ended March 31, 2019. Unrealized gain on investment securities increased by $2.4 million. The Company paid $1.3 million in dividends to stockholders during the three months ended March 31, 2019. Book value per share was $26.09, an increase of $0.76, or 3.0%, at March 31, 2019, as compared to $25.33 book value per share at December 31, 2018.

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank headquartered in Washington, Pennsylvania. Community Bank operates twenty offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

CB Financial Services, Inc.
SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	March 31,	December 31,
Selected Financial Condition Data:	2019	2018
Total Assets	$1,302,593	$1,281,301
Cash and Cash Equivalents	76,339	53,353
Securities Available-for-Sale	224,673	225,409

Loans
Real Estate:
Residential	325,910	324,956
Commercial	297,382	287,144
Construction	59,963	48,824
Commercial and Industrial	89,838	113,196
Consumer	118,769	122,241
Other	16,934	16,511
Total Loans	908,796	912,872
Allowance for Loan Losses	9,412	9,558
Loans, Net	899,384	903,314

Premises and Equipment, Net	23,092	23,448
Goodwill and Core Deposit Intangible	38,874	39,359
Deposits	1,105,465	1,086,658
Borrowings	47,689	50,979
Stockholders' Equity	141,729	137,625

	(Unaudited)
	Three Months Ended
	March 31,
Selected Operations Data:	2019	2018
Interest and Dividend Income	$12,296	$8,707
Interest Expense	1,862	1,099
Net Interest Income	10,434	7,608
Provision for Loan Losses	25	1,500
Net Interest Income After Provision for Loan Losses	10,409	6,108
Noninterest Income:
Service Fees on Deposit Accounts	753	591
Insurance Commissions	1,151	931
Other Commissions	158	433
Net Gains on Sales of Loans	92	8
Net Loss on Sales of Investments	(60)	-
Fair Value of Equity Securities	20	(25)
Net Gains on Purchased Tax Credits	9	11
Net Loss on Disposal of Fixed Assets	(6)	-
Income from Bank-Owned Life Insurance	132	108
Other	66	29
Total noninterest income	2,315	2,086

Noninterest Expense:
Salaries and Employee Benefits	4,935	3,695
Occupancy	759	570
Equipment	704	498
FDIC Assessment	188	136
PA Shares Tax	268	199
Contracted Services	272	139
Legal and Professional Fees	181	140
Advertising	148	131
Bankcard Processing Expense	197	129
Other Real Estate Owned (Income) Expense	(63)	7
Amortization of Core Deposit Intangible	485	134
Merger-Related	-	24
Other	1,007	865
Total noninterest expense	9,081	6,667
Income Before Income Taxes	3,643	1,527
Income Taxes	718	167
Net Income	$2,925	$1,360

Dividends Per Share	$0.24	$0.22
Earnings Per Share - Basic	0.54	0.33
Earnings Per Share - Diluted	0.54	0.33

Weighted Average Shares Outstanding - Basic	5,432,856	4,096,292
Weighted Average Shares Outstanding - Diluted	5,451,478	4,134,223

	(Unaudited)
	Three Months Ended
	March 31,
Selected Financial Ratios(1):	2019	2018
Return on Average Assets	0.93%	0.59%
Return on Average Equity	8.53	5.93
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	132.90	134.32
Average Equity to Average Assets	10.85	9.87
Net Interest Rate Spread	3.45	3.36
Net Interest Margin	3.66	3.53
Net Charge-Offs to Average Loans	0.08	0.75
Efficiency Ratio	71.23	68.77

	(Unaudited)
	March 31,	December 31,
	2019	2018
Allowance For Loan Losses to Total Loans (2)	1.04%	1.05%
Allowance For Loan Losses to Nonperforming Loans (2) (6)	167.83	151.40
Allowance For Loan Losses to Noncurrent Loans (2) (7)	251.66	264.91
Allowance For Loan Losses and Accrued Credit Mark to Total Loans (3)	1.23	1.26
Allowance For Loan Losses and Accrued Credit Mark to Nonperforming Loans (3) (6)	199.23	181.70
Allowance For Loan Losses and Accrued Credit Mark to Noncurrent Loans (3) (7)	298.74	317.92
Nonperforming Loans to Total Loans (6)	0.62	0.69
Noncurrent Loans to Total Loans (7)	0.41	0.40
Nonperforming Assets to Total Assets	0.44	0.56
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	11.74	11.44
Tier 1 Capital (to Risk Weighted Assets) (4)	11.74	11.44
Total Capital (to Risk Weighted Assets) (4)	12.86	12.57
Tier 1 Leverage (to Adjusted Total Assets) (4)	7.93	7.82
Common Equity Tier 1 Capital (to Risk Weighted Assets) (5)	12.14	11.91
Tier 1 Capital (to Risk Weighted Assets) (5)	12.14	11.91
Total Capital (to Risk Weighted Assets) (5)	13.26	13.03
Tier 1 Leverage (to Adjusted Total Assets) (5)	8.20	8.14
Book Value Per Share	$26.09	$25.33
Outstanding Shares	5,433,289	5,432,289

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the mergers with FedFirst Financial Corporation and First West Virginia Bancorp were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Accrued credit mark for loans acquired at fair market value in connection with the mergers with FedFirst Financial Corporation and
First West Virginia Bancorp have been included in the calculation of the ratios.
(4) Capital ratios are for Community Bank only.
(5) Capital ratios are for CB Financial Services, Inc.
(6) Nonperforming loans consist of nonaccrual loans, accruing loans that are 90 days or more past due, and troubled debt restructured loans.
(7) Noncurrent loans consist of nonaccrual loans and accruing loans that are 90 days or more past due.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 21% for 2019 and 2018. As such, amounts do not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, and include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing annualized income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

	(Dollars in thousands) (Unaudited)
	Three Months Ended March 31,
	2019			2018
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$898,283	$10,467	4.73%	$750,710	$8,005	4.32%
Investment Securities
Taxable	185,251	1,264	2.73	86,206	434	2.01
Exempt From Federal Tax	40,488	345	3.41	39,205	290	2.96
Other Interest-Earning Assets	43,083	318	2.99	7,680	66	3.49
Total Interest-Earning Assets	1,167,105	12,394	4.31	883,801	8,795	4.04
Noninterest-Earning Assets	114,627			58,297
Total Assets	$1,281,732			$942,098

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$212,192	276	0.53%	$131,600	103	0.32%
Savings	213,115	145	0.28	134,292	62	0.19
Money Market	184,503	273	0.60	137,310	119	0.35
Time Deposits	217,289	1,025	1.91	166,048	504	1.23
Total Interest-Bearing Deposits	827,099	1,719	0.84	569,250	788	0.56

Borrowings	51,104	143	1.13	88,753	311	1.42
Total Interest-Bearing Liabilities	878,203	1,862	0.86	658,003	1,099	0.68

Noninterest-Bearing Demand Deposits	255,478			187,693
Other Liabilities	8,962			3,407
Total Liabilities	1,142,643			849,103

Stockholders' Equity	139,089			92,995
Total Liabilities and
Stockholders' Equity	$1,281,732			$942,098

Net Interest Income		$10,532			$7,696

Net Interest Rate Spread (1)			3.45%			3.36%
Net Interest-Earning Assets (2)	$288,902			$225,798
Net Interest Margin (3)			3.66			3.53
Return on Average Assets			0.93			0.59
Return on Average Equity			8.53			5.93
Average Equity to Average Assets			10.85			9.87
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			132.90			134.32

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income divided by average total interest-earning assets.
(4) Annualized.

Contact:
Patrick G. O’Brien
President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903